Exhibit 5

May 3, 2000

The Board of Directors
First Litchfield Financial Corporation
13 North Street
Litchfield, CT 06759

Re:  Registration Statement on Form S-8/S-3

Ladies and Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-8/S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of First Litchfield Financial Corporation, a Delaware corporation (the "Company"), relating to (1) 43,287 shares of the Company's Common Stock, $.01 par value per share, previously issued by the Company to the Company's executive officers and directors pursuant to two of the Company's stock option plans [(the "1990 Stock Option Plan for the Company's President and Chief Executive Officer, as amended" (the "1990 Plan") and the "1994 Stock Option Plan for Officers and Outside Directors" (the "1994 Plan")] (the "Previously Issued Shares"); and the potential reoffer and resale of such shares by the Company's current and former executive officers, directors and their transferees, the selling shareholders listed therein, and (2) with respect to the issuance by the Company of up to 102,018 shares of Common Stock to be issued under the 1994 Plan and the potential reoffer and resale of such shares by the selling shareholders listed therein. As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of rendering this opinion. We express no opinion herein as to any laws other than General Corporate Law of the State of Delaware and the Federal Laws of the United States.

In our examination described in the preceding paragraph, we have assumed the genuineness of all signatures, the authority of all documents submitted to us as originals, the conformity to the corresponding originals of all documents submitted to us as copies, the authenticity of the originals of such copies, and the accuracy and completeness of all corporate records made available to us by the Company.

Based upon and subject to the forgoing, we advise you that, in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the shares to the selling shareholders pursuant to the 1990 Plan and the 1994 Plan of the Previously Issued Shares and that said shares have been duly authorized, validly issued, fully paid and non-assessable, and that the shares to be issued pursuant to the 1994 Plan, when issued and paid for under the 1994 Plan in accordance with the terms of the 1994 Plan, will be duly authorized, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the heading "Legal Matters" therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission promulgated hereunder. This opinion is being furnished to you solely for the forgoing use and, other then in connection with such use, is not to be disseminated, reproduced or published in any form, used for any other purpose or relied upon by any other person or entity without our prior written consent.

                                    Sincerely,

                                    /s/ Cranmore, FitzGerald & Meaney
                                    ------------------------------------
                                    CRANMORE, FITZGERALD & MEANEY